NEWS RELEASE

Collins Industries, Inc.                  Contact:       Donald Lynn Collins,
15 Compound Drive                                        President and
Hutchinson, Kansas 67502-4349                            Chief Executive Officer
                                                         620-663-5551

For Immediate Release
March 30, 2005

            Swift Named Chief Operating Officer of Collins Industries

Hutchinson, Kansas, March 30, 2005 - Donald Lynn Collins, President and Chief
Executive Officer of Collins Industries, Inc. (Nasdaq: "COLL"), announced today the Board of Directors has named Randall Swift Vice President and Chief
Operating Officer of the Company, effective April 1, 2005. Mr. Swift's new responsibility will include all subsidiary operations, as well as corporate purchasing, human resources and engineering. Mr. Swift will report directly to the President/CEO of the Company.

"I'm very pleased to announce that Randall Swift has been promoted to Vice
President and Chief Operating Officer of Collins Industries, Inc. Throughout his
tenure with the Company, Randall's extensive background and proven track record make him an ideal candidate. Randall possesses broad management expertise and his depth of knowledge and familiarity with the design, manufacture and distribution of specialty vehicles makes him well suited for this position", stated Donald Lynn Collins, President and Chief Executive Officer.

"With the recent retirement of our Executive Vice-President of Operations, the
Company elected to accelerate our succession plans. Randall will be in transition into his new corporate role over the next few months as we begin the search process for a new President of Capacity of Texas, Inc.", stated Don
Collins.

Mr. Swift, 39, joined the Company in 1998 as V.P./Sales and Marketing for
Capacity of Texas, Inc., a wholly-owned subsidiary of Collins. In 1999, Mr.
Swift was promoted to President of Capacity where he has continued to serve prior to this appointment. Mr. Swift possesses an extensive background in sales, engineering and manufacturing with over six years at Cummins Southern Plains,
Inc. prior to coming to Capacity. Randall holds a B.S. in Electrical Engineering from Mankato State University.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North
America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

For more information on Collins Industries, Inc., visit Collins Industries,
Inc.'s web site at http://www.collinsind.com.